Exhibit 10.1
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CONFIDENTIAL TREATMENT REQUESTED
Under C.F.R. §§200.80(b)(4) and 240.24b-2
DEVELOPMENT AND COMMERCIALIZATION LICENSE AGREEMENT
     This Development and Commercialization License Agreement (the “Agreement”), is entered into as of April 27, 2009 (the “Signing Date”) by and between Ardea Biosciences, Inc., a Delaware corporation, having an address of 4939 Directors Place, San Diego, California 92121, USA (“Ardea”), and Bayer Schering Pharma AG, a corporation organized under the laws of Germany, having an address of Müllerstrasse 178, 13353 Berlin, Germany (“Bayer”).
Recitals
     Whereas, Ardea has acquired and developed expertise and proprietary rights related to compounds that inhibit the biological target known as MEK (as defined below);
     Whereas, Bayer is engaged in the research, development and commercialization of pharmaceutical products; and
     Whereas, Bayer desires to obtain from Ardea, and Ardea desires to grant to Bayer, an exclusive, worldwide license under the Ardea Technology to develop and commercialize Products (as defined below).
Agreement
     Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Definitions
     1.1 “Affiliate” shall mean any entity directly or indirectly controlled by, controlling or under common control with, a party to this Agreement. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) beneficial ownership of more than 50% of the voting securities or other ownership interest of an entity, or (b) possession of the power to direct the management and policies of an entity.
     1.2 “Ardea Know-How” shall mean all Information that is: (a) either (i) Controlled by Ardea on the Effective Date, or (ii) made or generated by Ardea in the course and as a result of performing its obligations under Sections 4.1(d), 4.1(e) and 4.1(j); and (b) necessary for the development, manufacture, use or sale of Products in the Field. For the avoidance of doubt, Information Controlled by Ardea that is not directed to any Licensed Compound is excluded from the Ardea Know-How.

Confidential
     1.3 “Ardea Patents” shall mean all Patents Controlled by Ardea during the Term that claim Ardea Know-How. The Ardea Patents as of the Effective Date are set forth on Exhibit A. For the avoidance of doubt: (a) to the extent that any claim of a Patent described in the preceding sentence is not directed to any Licensed Compound, such claims are excluded from the Ardea Patents; and (b) any Patent Controlled by Ardea that does not claim the manufacture, use or sale of Licensed Compounds in the Field is excluded from the Ardea Patents.
     1.4 “Ardea Technology” shall mean the Ardea Patents and Ardea Know-How.
     1.5 “Business Day” shall mean a day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in San Diego, California or Berlin, Germany.
     1.6 “Change of Control” shall mean with respect to any party (the “Acquired Entity”) (a) any sale, exchange, transfer, or issuance to or acquisition by one or more Third Parties of shares representing more than 50% of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of the Acquired Entity or any Affiliate that directly or indirectly controls the Acquired Entity (whether by sale or merger, but excluding the issuance of shares in financing transactions), whether such sale, exchange, transfer, issuance or acquisition is made directly or indirectly, beneficially or of record or in one transaction or a series of related transactions; (ii) a merger or consolidation under applicable law of the Acquired Entity with a Third Party in which the shareholders of the Acquired Entity or any Affiliate that directly or indirectly controls the Acquired Entity immediately prior to such merger or consolidation do not continue to hold immediately following the closing of such merger or consolidation at least 50% of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of the entity surviving or resulting from such consolidation; or (iii) a sale or other disposition of all or substantially all of the assets of the Acquired Entity to one or more Third Parties in one transaction or a series of related transactions.
     1.7 “Co-Development Term” shall mean the period beginning on the Effective Date and, unless this Agreement is earlier terminated in accordance with Article 10, ending upon fulfillment by Ardea of its obligations under Sections 4.1(d) and 4.1(e) and disclosure to Bayer of the results thereof.
     1.8 “Commercially Reasonable Efforts” shall mean, with respect to Bayer’s obligations under this Agreement, efforts and resources that are comparable to those generally used by Bayer in the exercise of its reasonable business judgment relating to other prescription pharmaceutical products owned or licensed by it or to which it has exclusive rights, which have a market potential and are at a stage of development or product life similar to a Product, as applicable, taking into account issues of patent coverage, measures of relative safety and efficacy, Product profile, the competitiveness of the marketplace, the proprietary position of the Product, the regulatory structure involved, the relative profitability of the Product, and other relevant factors, including, without limitation, comparative technical, legal, scientific, and/or medical factors.
     1.9 “Confidential Information” shall have the meaning provided in Section 9.1.
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     1.10 “Control” or “Controlled” shall mean, with respect to any Information, Patents or other intellectual property rights, possession by an entity of the ability (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense of or under such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.
     1.11 “Effective Date” shall have the meaning provided in Section 10.1.
     1.12 “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the European Union.
     1.13 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.
     1.14 “Field” shall mean the prevention, treatment and/or diagnosis of any disease or disorder.
     1.15 “First Commercial Sale” shall mean, with respect to any Product, the first sale to a Third Party for end use or consumption of such Product in a country after the Regulatory Authority of such country has granted Regulatory Approval. Sale to an Affiliate or sublicensee shall not constitute a First Commercial Sale. Additionally, sales of Product for compassionate use, named patient use, clinical trial purposes or other similar uses will not constitute a First Commercial Sale.
     1.16 “Generic Product” shall mean, with respect to a Product in any country, a product that contains the same active pharmaceutical ingredient, including, without limitation, any prodrug, ester, salt, hydrate, solvate, polymorph, isomer or enantiomer thereof, as such Product regardless of the dosage and formulation of such product.
     1.17 “GMP” shall mean Good Manufacturing Regulations as specified in 21 CFR §§210 and 211, and 21 CFR §312 (or its successor regulations).
     1.18 “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     1.19 “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent Regulatory Authority outside the United States of America (including any supra-national agency, such as in the European Union) necessary to commence human clinical trials in such jurisdiction.
     1.20 “Indication” shall mean the prevention, treatment and/or diagnosis of any disease or disorder.
     1.21 “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how,
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test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.
     1.22 “Inventions” shall have the meaning provided in Section 7.1.
     1.23 “JDC” shall have the meaning provided in Section 2.1.
     1.24 “Joint Invention” shall mean any Invention made jointly by one or more employees, officers, directors, consultants or contractors of Ardea and one or more employees, officers, directors, consultants or contractors of Bayer.
     1.25 “Joint Patents” shall mean Patents claiming any Joint Invention.
     1.26 “Licensed Compound” shall mean Ardea’s proprietary compounds known as RDEA119 and RDEA436 and any small molecule compounds that are Controlled by Ardea as of the Effective Date and during the Term, the primary mechanism of action of which is selective and specific inhibition of MEK, including, without limitation, any prodrug, ester, salt, hydrate, solvate, polymorph, isomer or enantiomer thereof.
     1.27 “MEK” shall mean mitogen-activated erk kinase.
     1.28 “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent Regulatory Authority outside the United States of America (including any supra-national agency, such as in the European Union).
     1.29 “Net Sales” shall mean, with respect to any Product, the gross invoiced sales of such Product by Bayer or its Affiliates or sublicensees, as applicable, to Third Parties after the First Commercial Sale of such Product, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by Bayer or its Affiliates or sublicensees, as applicable, with respect to the sale of such Product and any item substantially similar in character and/or substance to the following:
          (a) normal and customary trade, quantity and cash discounts, credits and allowances actually allowed and properly taken directly with respect to sales of such Product;
          (b) amounts repaid or credited by reason of rejections, recalls, returns, rebates, government mandated rebates, allowances, billing errors and damaged goods;
          (c) chargebacks and other amounts paid on sale or dispensing of such Product, including any payment in respect of sales to any governmental authority in respect of any government-subsidized program (including, without limitation, U.S. Medicare and Medicaid rebates);
          (d) retroactive price reductions that are actually allowed or granted;
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          (e) tariffs, duties (including, without limitation, import duties), excise, sales, value-added or other taxes (other than taxes based on income);
          (f) cash discounts for timely payment;
          (g) delayed ship order credits;
          (h) discounts pursuant to patient discount programs;
          (i) freight, shipping and insurance charges, including distribution, packing and handling charges for the Product to the extent that they are included in the price; and
          (j) charges for bad debts, which are actually allowed and properly taken directly with respect to sales of the Product as determined in accordance with Bayer’s usual and customary accounting methods, which are in accordance with International Financial Reporting Standards (“IFRS”) as consistently applied at Bayer.
     In no event will Products provided at cost for clinical trials or provided for charitable purposes or for free sampling be included in Net Sales. In no event shall Bayer or its Affiliates or sublicensees sell any Product with one or more other products or services for a single price.
     In the case of any Product that is sold by or on behalf of Bayer or its Affiliates or sublicensees which contains a Licensed Compound in combination with one or more Therapeutically Active ingredients, products or components (a “Combination Product”), Net Sales of such Product shall be calculated by [***]. If, on a country by country basis, the Therapeutically Active ingredient(s) (other than the Product) in the Combination Product are not sold separately in such country, then Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by [***]. If, on a country by country basis, the Product in the Combination Product is not sold separately in such country, then Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by [***]. If neither the Product (which does not contain the Therapeutically Active ingredient(s)) nor the Therapeutically Active ingredient(s) (other than the Product) in the Combination Product is sold separately in a given country, then [***].
     1.30 “Ongoing Trials” shall have the meaning provided in Section 4.1(d).
     1.31 “Patents” shall mean United States and foreign patents and patent applications, including, without limitation, certificates of invention and applications for certifications of invention, registered designs and registered design applications, industrial designs and industrial design applications and registrations, reissues, extensions, substitutions, confirmations, registrations, revalidations, renewals, term restorations, additions, provisionals, continuations, continuations-in-part and divisions thereof.
     1.32 “Phase 1 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 CFR §312.21(a) (or its successor regulation).
     1.33 “Phase 2 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR §312.21(b) (or its successor regulation).
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     1.34 “Phase 3 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR §312.21(c) (or its successor regulation).
     1.35 “Preclinical Compound” shall mean any Licensed Compound that is not RDEA119 or RDEA436.
     1.36 “Preclinical Product” shall mean any pharmaceutical product containing or comprising a Preclinical Compound, whether or not as the sole active ingredient, including, in each case, all formulations, line extensions and modes of administration thereof.
     1.37 “Product” shall mean a Preclinical Product, a RDEA119 Product or a RDEA436 Product.
     1.38 “RDEA119 Product” shall mean any pharmaceutical product containing or comprising the Licensed Compound referred to as RDEA119, whether or not as the sole active ingredient, including, in each case, all formulations, line extensions and modes of administration thereof.
     1.39 “RDEA436 Product” shall mean any pharmaceutical product containing or comprising the Licensed Compound referred to as RDEA436, whether or not as the sole active ingredient, including, in each case, all formulations, line extensions and modes of administration thereof.
     1.40 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required to initiate marketing), licenses, registrations or authorizations of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, marketing and/or sale of a Product in such jurisdiction in accordance with applicable laws.
     1.41 “Regulatory Authority” shall mean the governmental authority or agency having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in a particular country or jurisdiction, including, without limitation, the FDA.
     1.42 “Term” shall have the meaning provided in Section 10.1.
     1.43 “Therapeutically Active” shall mean biologically active, but shall not include diluents, vehicles or specific adjuvants or any other ingredient which does not have any, or has only incidental, therapeutic properties when present alone.
     1.44 “Third Party” shall mean any entity other than Ardea or Bayer or an Affiliate of Ardea or Bayer.
     1.45 “Valeant” shall mean Valeant Research & Development and Valeant Pharmaceuticals International, Inc., collectively.
     1.46 “Valeant Agreement” shall mean that certain Asset Purchase Agreement, dated December 21, 2006, by and between Valeant and Ardea, pursuant to which Ardea purchased certain assets that are the subject of this Agreement.
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     1.47 “Valid Claim” shall mean a claim contained in (a) an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a patent application that has been pending for less than [***] (i) from the Effective Date, for patent applications pending as of the Effective Date, or (ii) from [***], for patent applications filed after the Effective Date. If a claim or a patent application that ceased to be a Valid Claim under clause (b) of the preceding sentence because of the passage of time later issues as a part of a patent within clause (a) of the preceding sentence, then it shall again be considered a Valid Claim effective as of the issuance of such patent.
2. Joint Development Committee
     2.1 Formation; Composition. Promptly after the Effective Date, the parties will form a Joint Development Committee (the “JDC”) composed of [***] representatives of each of Ardea and Bayer. A representative of Bayer shall act as the chairperson of the JDC. A reasonable number of additional representatives of a party (including such party’s alliance manager) may attend meetings of the JDC in a non-voting capacity. The JDC shall remain in place until the earlier of (a) expiration of the Co-Development Term and (b) a Change of Control of Ardea.
     2.2 Responsibilities. The responsibilities of the JDC shall be as follows: (a) encouraging and facilitating ongoing cooperation between the parties with respect to the development of Products; (b) overseeing development and regulatory strategies for Products; (c) monitoring progress of the development of Products and the parties’ diligence in carrying out their respective responsibilities under this Agreement with respect thereto; and (d) carrying out the other duties and responsibilities described for it in this Agreement. In no event shall the JDC have any power to amend or modify this Agreement or to determine any such matter in a manner that conflicts with the terms of this Agreement.
     2.3 Meetings; Decision Making. The JDC shall meet as deemed necessary by the JDC members, but in any event no less than [***]. Such meetings may be conducted by videoconference, teleconference or in person, as agreed by the parties, and the parties shall agree upon the time of meetings. If the JDC is unable to decide or resolve any matter properly presented to it for action, then the matter shall be referred to the Chief Executive Officer of Ardea and the Chief Medical Officer of Bayer for attempted resolution. In the event the Chief Executive Officer of Ardea and the Chief Medical Officer of Bayer are unable to resolve such dispute within 30 days of such dispute being referred to such individuals, then the Chief Medical Officer of Bayer shall have final decision-making authority with respect to such matter; provided, however, that Bayer’s Chief Medical Officer shall not have any power to amend or modify this Agreement, to obligate Ardea to undertake any obligation or incur any expense not expressly contemplated by this Agreement, or to determine any such matter in a manner that conflicts with the terms of this Agreement.
3. License; Technology Transfer; Retained Rights
     3.1 License Grant. Subject to the terms and conditions of this Agreement, Ardea hereby grants to Bayer an exclusive (even as to Ardea, except as set forth in Section 4.1), worldwide,
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royalty-bearing license, including the right to sublicense through multiple tiers of sublicense, under the Ardea Technology and Ardea’s interest in the Joint Patents, in each case solely to develop, make, have made, use, sell, have sold, offer for sale and import Products in the Field during the Term.
     3.2 Technology and Materials Transfer.
          (a) Commencing promptly after the Effective Date and from time to time thereafter during the Co-Development Term, Ardea shall disclose to Bayer such Ardea Know-How as is reasonably necessary to enable Bayer to develop and manufacture Products in the Field as contemplated by this Agreement.
          (b) In connection with the activities contemplated by this Agreement, a party may provide to the other party certain biological or chemical materials Controlled by such party, including, but not limited to, samples of Licensed Compounds (collectively, “Materials”). Except as otherwise provided under this Agreement, all such Materials will remain the sole property of the providing party, will be used only in furtherance of the activities expressly contemplated by this Agreement, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the providing party, and will be used in compliance with all applicable laws, rules and regulations. Notwithstanding anything herein to the contrary, Bayer may provide samples of Materials to contract manufacturers. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.
     3.3 Retained Rights. Ardea hereby expressly reserves the right to practice, and to grant licenses under, the Ardea Technology and Ardea’s interest in the Joint Patents for any and all purposes other than the specific purposes related to Licensed Compounds for which Bayer has been granted an exclusive license under Section 3.1.
     3.4 No Implied Licenses. No right or license under any Patents or Information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.
4. Development and Commercialization of Products
     4.1 Ardea Responsibilities.
          (a) Initial Documents Transfer. During the [***] period following the Effective Date, Ardea shall provide to Bayer one electronic copy of all documents, data and other information relevant to the IND and IMPD Applications filed with the FDA and EMEA.
          (b) Initial Materials Transfer. Promptly after the Effective Date, Ardea shall transfer to Bayer the existing quantities (as of the Effective Date) of the Licensed Compounds in
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Ardea’s possession, except that Ardea may retain sufficient quantities of the Licensed Compounds as is necessary for Ardea to perform its obligations under Sections 4.1(d) and 4.1(e)).
          (c) Technical Assistance. During the [***] period following the Effective Date, Ardea shall reasonably cooperate with Bayer to provide technical assistance without charge to Bayer.
          (d) Ongoing Clinical Trials of Licensed Compounds. Ardea shall continue the ongoing Phase 1 Trials identified in Exhibit B hereto (the “Ongoing Trials”) to completion, at Bayer’s sole expense, and provide the results thereof to Bayer promptly following such completion, at Bayer’s sole expense. Attached hereto as Exhibit C is Ardea’s development plan and budget for the Ongoing Trials, which have been mutually agreed to by both parties. Notwithstanding anything herein to the contrary, Bayer’s responsibilities to reimburse Ardea for its costs and expenses related to the Ongoing Trials shall be limited to the amounts in the budget attached hereto. Ardea shall not make any material modifications to such Ongoing Trials (including, without limitation, the budget therefor) without the prior written consent of Bayer. Ardea shall consult with Bayer with respect to all communications with the FDA and other regulatory authorities with respect to the Ongoing Trials prior to any such communication being sent and shall, in good faith, consider any comments made by Bayer. Bayer shall be entitled to attend any meeting with the FDA and other regulatory authorities with respect to the Ongoing Trials.
          (e) Manufacturing Activities. Ardea shall be responsible, at Bayer’s sole expense, for manufacturing RDEA119 and RDEA436 until the date that Bayer shall notify Ardea that it is able to take over that responsibility, which Bayer shall use Commercially Reasonable Efforts to do so.
          (f) Audits. Ardea shall permit Bayer to conduct audits on past, present and future clinical development and GMP manufacture of RDEA119 and RDEA436 at its facilities. Ardea shall undertake reasonable efforts to support Bayer audits of GMP manufacturing of RDEA119 and RDEA436 at Third Party service providers.
          (g) Documentation of Third Party Manufacturers. Ardea shall undertake reasonable efforts to obtain documentation of all development activities and manufacturing that has been conducted at Third Party service providers and shall make all such documentation, together with documentation of manufacturing that has been conducted by Ardea, available to Bayer.
          (h) Compliance with Law. Ardea shall perform its obligations under this Section 4.1 in compliance in all material respects with all applicable laws, rules and regulations, including GMP.
          (i) At Bayer’s option, Ardea shall assign in whole or in part to Bayer, to the extent assignable, any contracts with Third Parties with respect to Ardea’s obligations pursuant to Sections 4.1(d) and 4.1(e). From and after the Effective Date, Ardea shall obtain Bayer’s prior written consent, which consent shall not be unreasonably withheld, prior to entering into any new contracts with Third Parties with respect to Ardea’s obligations pursuant to Sections 4.1(d) and 4.1(e).
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          (j) Without limiting the generality of Sections 4.1 and 4.6, within [***] of the Effective Date, Ardea will provide Bayer with all material information and data relating to the Licensed Compounds, the Products and the Ongoing Trials (including, without limitation, all information regarding efficacy, side effects, injury, toxicity, reactions and adverse events, but excluding attorney-client privileged documents) associated with any clinical use, studies, investigations or tests with the Licensed Compounds, and will not withhold any information that would make any information provided by Ardea misleading in any material respect.
          (k) Ardea shall promptly notify Bayer in the event that Ardea or any employee of Ardea, or any subcontractor of Ardea or employee of a subcontractor performing services with respect to Ardea’s obligations pursuant to Sections 4.1(d) and 4.1(e), is debarred by the FDA pursuant to its authority under Sections 306(a) and (b) of the U.S. Food, Drug and Cosmetic Act (21 U.S.C. § 335(a) (“FDC Act”) or becomes the subject of any investigation or proceeding which may result in debarment by the FDA.
     4.2 Bayer Responsibilities. Except as expressly set forth in Section 4.1, during the Term, Bayer shall be responsible for and control, and be solely responsible for the costs associated with, the development, manufacture, registration, marketing and commercialization of Products worldwide, including all formulation development, commercial manufacturing process development and worldwide supply of all Products in the Field. Without limiting the generality of the foregoing, Bayer shall be responsible for the clinical development of all Products in the Field, including the clinical development strategy, the clinical project plan and the execution of the clinical development plan. Bayer shall perform its obligations hereunder in compliance in all material respects with all applicable laws, rules and regulations, including GMP.
     4.3 Regulatory. Promptly after the Effective Date, Ardea shall take such actions and execute such documents as are necessary to transfer to Bayer all existing regulatory filings and approvals, including all marketing authorizations, with respect to Products, except that the INDs for the Ongoing Trials shall remain in Ardea’s name until such time as such Ongoing Trials are completed. Except for the INDs for the Ongoing Trials, during the Term, Bayer shall be solely responsible for obtaining and maintaining Regulatory Approvals, including all marketing authorizations, for Products, at Bayer’s sole expense, and all such Regulatory Approvals shall be in Bayer’s name.
     4.4 Diligence. Bayer shall use Commercially Reasonable Efforts to develop and commercialize [***] as soon as practicable and to maximize sales thereof. Without limiting the foregoing, Bayer shall use Commercially Reasonable Efforts to develop and commercialize [***], Bayer shall use Commercially Reasonable Efforts to do so.
     4.5 Disclosure Regarding Bayer Efforts. During the Term, Bayer shall keep Ardea reasonably informed regarding Bayer’s worldwide Product development and commercialization activities as follows:
          (a) During the Co-Development Term, each party shall prepare, and distribute to all members of the JDC no later than [***] prior to each JDC meeting, a reasonably detailed written summary report, in such form and format and setting forth such information regarding the results and progress of such party’s development and other activities with respect to Products;
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          (b) After expiration of the Co-Development Term and prior to First Commercial Sale of the first Product in the U.S., Bayer shall provide [***] written reports to Ardea in [***] of each year summarizing the status of the development efforts of Bayer and its Affiliates and sublicensees with respect to Products, including significant development, manufacturing, clinical trial, regulatory and commercialization plans, activities and results with respect to Products;
          (c) After expiration of the Co-Development Term, the parties shall meet on [***] basis (or with such frequency as is otherwise mutually agreed by the parties) to review and discuss the status of the development of the Products. Bayer shall, in good faith, consider any input from Ardea; provided that Bayer shall retain complete decision-making authority and control over the development of the Products; and
          (d) From and after First Commercial Sale of the first Product in the U.S., Bayer shall provide [***] written reports to Ardea in [***] of each year summarizing the status of the development, regulatory and commercialization efforts of Bayer and its Affiliates and sublicensees with respect to Products, including significant development, manufacturing, clinical trial, regulatory and commercialization plans, activities and results with respect to Products.
     4.6 Adverse Events. Ardea shall provide Bayer with all legacy serious adverse event and other relevant safety information for the Licensed Compound. Except for regulatory reporting obligations with respect to adverse events occurring in the Ongoing Trials (which shall be Ardea’s sole responsibility, provided that Ardea shall consult with Bayer to the extent permissible and practicable under the circumstances), Bayer shall be solely responsible for all reporting to Regulatory Authorities of adverse events associated with the use of Products. For so long as Ardea conducts Ongoing Trials, each party shall promptly notify the other party of any serious adverse events associated with the use of any Product of which it becomes aware, and shall report all information in its possession regarding such event as soon as practicable after becoming aware of such information. The parties shall enter into a Pharmacovigilance Agreement that details such information exchange within [***] following the Signing Date. After the conclusion of the Ongoing Trials, pharmacovigilance activities for the Product will be the sole responsibility of Bayer.
5. Fees and Payments
     5.1 Upfront License Fee. As consideration for the license granted to Bayer as set forth in Section 3.1, Bayer shall pay to Ardea a non-refundable, non-creditable upfront license fee of US$35,000,000 within [***] of receipt of an invoice from Ardea after the Effective Date. Payment is conditioned upon Ardea providing Bayer the ability to download documents included in Ardea’s electronic data room as in existence as of the Signing Date together with a list of the Licensed Compounds existing as of the Signing Date.
     5.2 Development and Non-Sales-Based Milestone Payments. Bayer will notify Ardea within 10 days after the first achievement of each of the following milestones by a Product. Bayer shall pay to Ardea the non-refundable, non-creditable milestone payments set forth in the tables below within 30 days of receipt of an invoice from Ardea. Further, each of the milestone payments set forth in the tables below shall be payable only one time, for the first Product to achieve such milestone, regardless of how many times the corresponding milestone is achieved.
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Milestone
Development and Non-Sales-Based Milestones	Payment (US$)

Milestones for first Indication for which a Product is developed
[***]	[***]
[***]	[***]
[***]	[***]

Milestones for second Indication for which a Product is developed
[***]	[***]
[***]	[***]
[***]	[***]

†	Regardless of the Indication for which [***].
Notwithstanding the foregoing, in the event that a milestone payment is payable to Ardea with respect to a RDEA436 Product pursuant to this Section 5.2, the next unpaid milestone payable pursuant to this Section 5.2 with respect to such RDEA436 Product shall be [***] and, provided further, that in the event that a milestone payment is payable to Ardea with respect to a Preclinical Product pursuant to this Section 5.2, any such milestone shall be [***].
     5.3 Sales-Based Milestone Payments. Within [***] after the end of the calendar year in which each of the following milestones is achieved, Bayer shall pay to Ardea the non-refundable, non-creditable milestone payments set forth in the tables below. Further, each of the milestone payments set forth in the tables below shall be payable only once, regardless of how many times the corresponding milestone is achieved, and no milestone payment shall be paid for a milestone that is not achieved.

Milestone
Sales-Based Milestones	Payment (US$)
[***]	[***]
[***]	[***]
[***]	[***]
Notwithstanding the foregoing, in the event that a milestone payment is payable to Ardea solely with respect to a Preclinical Product pursuant to this Section 5.3, any such milestone shall be [***].
          5.4 Royalties. Bayer shall make [***] royalty payments to Ardea on aggregate worldwide annual Net Sales of all Products (for all Indications) by Bayer, its Affiliates and sublicensees at the applicable rate(s) set forth below:
               (a) [***] of that portion of aggregate worldwide annual Net Sales of such Product that is less than or equal to US$[***];
               (b) [***] of that portion of aggregate worldwide annual Net Sales of such Product that is greater than US$[***] and less than or equal to US$[***];
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               (c) [***] of that portion of aggregate worldwide annual Net Sales of such Product that is greater than US$[***] and less than or equal to US$[***]; and
               (d) [***] of that portion of aggregate worldwide annual Net Sales of such Product that is greater than US$[***].
Notwithstanding anything herein to the contrary: (a) royalties payable to Ardea attributable to Net Sales of a Preclinical Product pursuant to this Section 5.4 shall be [***], and (b) during any portion of the royalty term described in Section 5.5 for a particular Product in a particular country, when there is no Valid Claim claiming or covering such Product (or the Licensed Compound contained therein) in such country, the royalty rate applicable to Net Sales of such Product in such country pursuant to this Section 5.4 shall be [***].
          5.5 Royalty Term. Royalties under Section 5.4 shall be payable on a Product-by-Product and country-by-country basis until the later of (a) the [***] or (b) the [***] anniversary of the First Commercial Sale of such Product in such country.
          5.6 Generic Product. Notwithstanding anything herein to the contrary, during the period in which a Third Party that is not a licensee or sublicensee of Bayer or its Affiliates sells a Generic Product in any country, then the royalties payable to Ardea on Net Sales of the equivalent Product in such country under Section 5.4 shall be [***].
          5.7 Third Party Licenses. In the event that Bayer is required to obtain one or more licenses under Patents of Third Parties that, in the absence of such license(s), would be infringed by the use or sale of a Licensed Compound contained in a Product (hereinafter “Third Party Patent Licenses”), [***] the royalty payments due Ardea by Bayer with respect to the sale of such Product in such country under Section 5.4; provided, however, that in no event shall the royalties owed by Bayer to Ardea with respect to Net Sales of such Product for such calendar quarter in such country be [***].
6. Payment; Records; Audits
          6.1 Royalty Payment; Reports. Royalties shall be calculated and reported for each calendar quarter and shall be paid within [***] after the end of each calendar quarter (March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which the First Commercial Sale of the first Product occurs. Each royalty shall be accompanied by a report of Net Sales of each Product by Bayer and its Affiliates and sublicensees, as applicable, each in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number of units of such Product sold, the gross invoiced sales and Net Sales of such Product, the royalties payable, the method used to calculate the royalties, and the exchange rates used.
          6.2 Exchange Rate; Manner and Place of Payment. All payments made under this Agreement will be payable in U.S. dollars regardless of the countries in which sales are made. Net Sales made in currencies other than U.S. dollars, for calculation of royalty payments and milestone thresholds, will be converted into U.S. dollars using the average Exchange Reference Rates published by the European Central Bank Frankfurt / Main, Germany, for the applicable calendar quarter or calendar year, as the case may be. These Euro Foreign Exchange Rates are, as of
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the Signing Date, published on Reuters screen <ECB37>. If no Euro Foreign Exchange References Rate is determined for the relevant currency, Bayer will use the same exchange rate as for its internal accounting process consistently applied. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Ardea at least [***] before such payment is due, unless otherwise specified in writing by Ardea.
          6.3 Income Tax Withholding. Bayer shall be entitled to deduct and withhold from any payment under this Agreement, the amount of tax for which Bayer is liable under any provisions of tax law, except franchise taxes or taxes based on Bayer’s net income. If the withholding tax rate is reduced according to the regulations in the Double Tax Treaty, then no deduction shall be made or a reduced amount shall be deducted only if Bayer is timely furnished with necessary documents (Freistellungsbescheid) by Ardea issued from the German Tax Authority (Bundeszentralamt für Steuern), certifying that the payment is exempt from tax or subject to a reduced tax rate. Any tax withheld and paid by Bayer to the taxing authority shall be treated as having been paid by Bayer to Ardea for all purposes of this Agreement. Bayer shall timely forward to Ardea the tax receipts certifying the payments of withholding tax on behalf of Ardea. In case Bayer cannot deduct the withholding tax due from the amounts payable to Ardea, Ardea will pay the withholding tax to Bayer separately. If Bayer fails to deduct withholding tax, but is still required by tax law to pay withholding tax on account of Ardea to the tax authorities, then Ardea shall assist Bayer with regard to all procedures required in order to obtain reimbursement by tax authorities or, in case the tax authorities will not reimburse withholding tax to Bayer, Ardea will immediately refund the tax amount.
          6.4 Audits. During the Term and for a period of [***] thereafter, Bayer shall keep (and shall cause its Affiliates and sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Ardea to confirm the accuracy of all royalty payments and sales-based milestone payments due hereunder. Ardea shall have the right to cause an independent, certified public accountant reasonably acceptable to Bayer to audit such records to confirm Net Sales, royalties and other payments for a period covering not more than the preceding three years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Bayer. Prompt adjustments shall be made by the parties to reflect the results of such audit. Ardea shall bear the full cost of such audit, unless such audit discloses an underpayment by Bayer of more than [***] of the amount due under this Agreement, in which case, Bayer shall bear the full cost of such audit and shall promptly remit to Ardea the amount of any underpayment.
          6.5 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the annual rate of [***] the EURIBOR rate on the Reuters screen as quoted on the first Business Day after the payment becomes overdue; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The interest calculation shall be based on the actual/360 computation method.
7. Intellectual Property
          7.1 Ownership of Inventions. Inventorship of inventions conceived of and reduced to practice pursuant to this Agreement (“Inventions”) shall be determined in accordance with the rules of inventorship under United States patent laws. Ardea shall solely own all
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Inventions that are made solely by one or more employees, officers, directors, consultants or contractors of Ardea, and Bayer shall solely own all Inventions that are made solely by one or more employees, officers, directors, consultants or contractors of Bayer. All Joint Inventions shall be owned by Bayer.
          7.2 Patent Prosecution and Maintenance. Bayer shall have the first right to prepare, file, prosecute and maintain the Ardea Patents and Joint Patents, at Bayer’s expense. Bayer shall consult with Ardea as to the preparation, filing, prosecution and maintenance of the Ardea Patents and Joint Patents reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to Ardea copies of all relevant documents reasonably in advance of such consultation. In the event that Bayer desires to abandon any Ardea Patent or Joint Patent, or if Bayer later declines responsibility for any Ardea Patent or Joint Patent, Bayer shall provide reasonable prior written notice to Ardea of such intention to abandon or decline responsibility (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such Ardea Patent or Joint Patent with the U.S. Patent & Trademark Office or any foreign patent office), and Ardea shall have the right, at its expense, to prepare, file, prosecute, and maintain such Ardea Patent or Joint Patent. If Ardea assumes responsibility for prosecution and maintenance of such Ardea Patent or Joint Patent, such Ardea Patent or Ardea’s interest in such Joint Patent, as applicable, shall cease to be included in the license granted to Bayer pursuant to Section 3.1.
          7.3 Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Ardea Patents and Joint Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Ardea Patent or Joint Patent. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 7.1, and Patents claiming or disclosing such Inventions, and to enable the other party to apply for and to prosecute patent applications in any country as permitted by this Agreement; and (b) promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.
          7.4 Infringement by Third Parties. Ardea and Bayer shall promptly notify the other in writing of any alleged or threatened infringement of any Ardea Patent or Joint Patent of which they become aware.
               (a) Bayer shall have the first right to bring and control any action or proceeding with respect to infringement of any Ardea Patent or Joint Patent where the infringing activity is competitive with a Product being developed or commercialized by or on behalf of Bayer hereunder (a “Competitive Activity”), at its own expense and by counsel of its own choice, and Ardea shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Bayer fails to bring any such action or proceeding within (a) [***] following the notice of alleged infringement, or (b) [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Ardea shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Bayer shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Ardea
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shall have the sole right to bring and control any action or proceeding with respect to infringement of any Ardea Patent with respect to non-Competitive Activity, and the parties shall mutually agree on which of them will bring and control any action or proceeding with respect to infringement of any Joint Patent with respect to any non-Competitive Activity.
          (b) In the event a party brings an infringement action with respect to a Competitive Activity in accordance with this Section 7.4, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither party shall have the right to settle any patent infringement litigation under this Section 7.4 without the prior written consent of such other party, which shall not be unreasonably withheld. Except as otherwise agreed to by the parties, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Ardea and Bayer, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement, except that any recovery realized by Bayer as a result of litigation with respect to a Competitive Activity, after reimbursement of both parties’ litigation expenses, shall be treated as Net Sales for purposes of this Agreement.
          7.5 Infringement of Third Party Rights. Each party shall promptly notify the other party in writing of any allegation by a Third Party that the activity of either party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Ardea shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Ardea’s activities, at its own expense and by counsel of its own choice, and Bayer shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Bayer shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Bayer’s activities, at its own expense and by counsel of its own choice, and Ardea shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation relating to any Ardea Patent or Joint Patent under this Section 7.5 in a manner that diminishes the rights or interests of the other party without the prior written consent of such other party (which shall not be unreasonably withheld).
     7.6 Trademarks and Domain Names.
          (a) Bayer shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with the commercialization of the Products (the “Bayer Trademarks”). Bayer shall own and control such Bayer Trademarks and pay all relevant costs thereto.
          (b) Ardea recognizes the exclusive ownership by Bayer (including Bayer’s Affiliates) of any proprietary Bayer name, logotype, or Bayer Trademarks. Ardea shall not, either while this Agreement is in effect, or at any time thereafter, register, use or challenge or assist others to challenge the Bayer Trademarks, nor shall Ardea attempt to obtain any right in or to any name, logotype or trademark confusingly similar to the Bayer Trademarks for the marketing, sale or distribution of any goods or products, notwithstanding whether such goods or products have a different use or are dissimilar to the Products.
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          (c) Only Bayer will be authorized to initiate at its own discretion legal proceedings against any infringement or threatened infringement of a Bayer Trademark.
          (d) Bayer shall be responsible for the registration, hosting, maintenance and defense of the Bayer Trademarks as domain names. Bayer may at its sole and absolute discretion register in its own name or in name of others, host on its own servers or on Third Party servers, maintain and defend such domain names and use them for websites.
8. Representations and Warranties; Covenants
     8.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
     8.2 Ardea Representations and Warranties. Ardea hereby represents and warrants to Bayer that as of the Signing Date: (a) Ardea has sufficient rights and power to grant the license to Bayer which it purports to grant herein; (b) Ardea has not granted to any Third Party or Affiliate any license or other right with respect to the Ardea Technology which conflicts with the license granted herein; (c) Ardea has not received written notice from any Third Party claiming that the practice of the Ardea Technology infringes the patent rights or misappropriates other intellectual property rights of any Third Party; (d) Ardea is not a party to any legal action, suit or proceeding relating to the Ardea Technology, and, to Ardea’s knowledge, no claim has been instituted with any patent office, nor has Ardea received written notice from any Third Party claiming that the Ardea Patents are invalid or unenforceable; (e) Ardea has not received written notice from any Third Party challenging Ardea’s ownership of any of the Ardea Technology or making any adverse claim of ownership thereof; (f) neither Ardea nor any employee of Ardea, or to Ardea’s knowledge, subcontractor or employee of a subcontractor performing services with respect to Ardea’s obligations pursuant to Sections 4.1(d) and 4.1(e) has been debarred by the FDA pursuant to its authority under Sections 306(a) and (b) of the FDC Act or is the subject of any investigation or proceeding which may result in debarment by the FDA; (g) that in the course of developing the Licensed Compounds, Ardea has not conducted any development activities in material violation of applicable laws; and (h) that, to Ardea’s knowledge, no outstanding notice, citation, summons or order has been issued, no outstanding complaint filed and no investigation pending or threatened by any Regulatory Authority with respect to any alleged violation by Ardea related to the Licensed Compounds. For purposes of this Section 8.2, “knowledge” shall mean the actual knowledge of Ardea’s employees with a Vice President title or above without a duty to investigate.
     8.3 Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL
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WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. Without limiting the generality of the foregoing, each party expressly does not warrant (a) the success of any study or test commenced pursuant to the terms of this Agreement, or (b) the safety, effectiveness or usefulness for any purpose of the technology it provides hereunder.
     8.4 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 9, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; provided, however, that this Section 8.4 shall not be construed to limit either party’s indemnification obligations under Article 11.
     8.5 HSR Act Filing. Each party shall, as promptly as practicable with the good faith intention of doing so within [***] following the Signing Date, file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby, and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each party shall furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Each party shall keep the other party apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ, and comply promptly with any such inquiry or request. Each party shall use commercially reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. Bayer shall be solely responsible for payment of the filing fees of each party associated with the filing or submission of any required notification and report form and supplemental information.
9. Confidentiality
     9.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the Term and for [***] thereafter, such party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than as expressly provided for in this Agreement, any Information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (collectively, “Confidential Information”). The Receiving Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the
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Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.
     9.2 Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party, without the use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records maintained in the ordinary course of business.
     9.3 Authorized Disclosure. Each party may disclose Confidential Information of the other party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
          (a) filing or prosecuting Patents as permitted by this Agreement;
          (b) prosecuting or defending litigation as permitted by this Agreement;
          (c) complying with applicable court orders or governmental regulations; and
          (d) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.
Notwithstanding the foregoing, in the event either party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 9.3(b) or (c), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.
     9.4 Public Communications.
          (a) General Provisions. The parties will cooperate with respect to the timing and content of communications with the public regarding this Agreement. Neither party will make public use of the other party’s name, except as required by applicable law or regulation, or otherwise as agreed in writing by such other party, in which case Bayer will be referred to as “Bayer Schering Pharma AG, Germany”. Bayer hereby notifies Ardea that the rights to the Schering name in North America are owned by a Third Party not under the control of Bayer.
          (b) Press Releases. On the Signing Date or first Business Day thereafter, each party may issue the press release regarding the execution of this Agreement in the form attached
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hereto as Exhibit D. Following the initial press release, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party (subject to Section 9.4(a)) and those terms of this Agreement which have already been publicly disclosed in accordance herewith. For subsequent press releases relating to this Agreement or the parties’ relationship hereunder, each party will submit to the other party a draft of such press release for review and comment at least seven Business Days prior to the date on which such party plans to issue such press release, and will issue such press release only upon the other party’s written consent, which consent shall not be unreasonably withheld.
          (c) Publications and Presentations.
               (i) At least [***] prior to submission of any material for publication in print or electronic media or presentation at conferences, the submitting party will provide to the other party a draft of such material for its review and comment. The receiving party will provide any comments to the submitting party within [***] of receipt of such materials, and the submitting party will withhold the material from submission for publication or presentation if the receiving party has not given its written consent to the publication or presentation, as applicable, which consent shall not be unreasonably withheld. With respect to oral presentation materials and abstracts, the receiving party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the party proposing publication with appropriate comments, if any, but in no event later than [***] from receipt of such materials.
               (ii) In addition, as soon as reasonably possible prior to submission of any material (A) for publication in print or electronic media or (B) for presentation at a conference, if specifically requested by Ardea immediately before a conference, Bayer will provide to Ardea the final draft of such material for information purposes. For the avoidance of doubt, the parties agree that any failure of Bayer to comply with this Section 9.4(c)(ii) shall not be considered a breach of this Agreement.
               (iii) Without limiting a party’s right under Section 9.4, a party may use presentation materials that have been previously approved by a party for a presentation by the other party in subsequent presentations having a similar context without additional approvals under this Section 9.4(c). Either party shall be free to disclose, without the other party’s prior written consent, any information which has already been publicly disclosed in accordance herewith.
10. Term and Termination
     10.1 Term. The term of this Agreement (the “Term”) shall commence on the date that all necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity, including any waiting period under the HSR Act, as applicable to the consummation of the transactions contemplated by this Agreement, shall have been received, authorized, permitted or expired or have been terminated (“Effective Date”) and, unless this Agreement is terminated earlier in accordance with this Article 10, shall continue until the expiration of the last-to-expire of all royalty payment obligations of Bayer hereunder.
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     10.2 Termination for Cause. Each party shall have the right to terminate this Agreement upon 90 days’ prior written notice to the other party upon the material breach of this Agreement by the other party if the breaching party has not cured such breach within the 90-day period following written notice of termination by the non-breaching party. In addition, Ardea shall have the right to terminate this Agreement immediately upon written notice to Bayer if Bayer or its Affiliate or sublicensee directly, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Ardea Patent or Joint Patent.
     10.3 Termination without Cause. Bayer shall have the right to terminate this Agreement for any reason or for no reason at any time upon 90 days’ prior written notice to Ardea.
     10.4 Termination for Election Not to Pursue MEK Program. If Bayer is unable to commercialize an RDEA119 Product under the circumstances described in Section 4.4 and during the subsequent [***] period Bayer elects in its sole discretion to terminate all activities (including research activities, clinical development, preclinical development and commercialization) of any compound covered under the rights licensed pursuant to this Agreement, then Bayer shall promptly notify Ardea and Ardea shall have the right to terminate this Agreement upon [***] written notice to Bayer.
     10.5 Effect of Termination; Surviving Obligations.
          (a) Upon any termination of this Agreement by either party as permitted by this Article 10, all rights and obligations of the parties hereunder (including, without limitation, the licenses granted by Ardea to Bayer hereunder) shall terminate and be of no further force or effect, except as otherwise expressly set forth below in this Section 10.5.
          (b) Solely in the case of termination of this Agreement by Ardea pursuant to Section 10.2 or Section 10.4, or termination of this Agreement by Bayer pursuant to Section 10.3:
               (i) effective upon such termination, except in the case of termination of this Agreement by Ardea pursuant to Section 10.4, Bayer shall, and it hereby does, grant to Ardea a non-exclusive, worldwide, perpetual, royalty-free license, with the right to sublicense, under Joint Patents and Blocking Patents (defined below) solely to develop, make, have made, use, sell, offer for sale, have sold and import Products in the Field. For purposes of this paragraph, “Blocking Patents” shall mean Patents Controlled by Bayer that are (X) directed to a Licensed Compound that would, in the absence of a license thereunder, be infringed by the manufacture, use, sale, offer for sale, or importation of any Product in the Field and (Y) were filed after the Effective Date;
               (ii) Bayer shall (A) transfer to Ardea as soon as reasonably practicable all data and information in Bayer’s or its Affiliates’ possession relating to any Product as may be necessary to enable Ardea to practice the license granted under Section 10.5(b)(i), (B) transfer and assign to Ardea all of its right, title and interest in and to all INDs, NDAs, drug dossiers and master files with respect to any and all Products and all Regulatory Approvals with respect to any and all Products, and (C) take such other actions and execute such other instruments, assignments and
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documents as may be necessary to effect, perfect and record the transfer and assignment to Ardea described in Section 10.5(b)(ii)(B); and
               (iii) Ardea shall have the option, exercisable within [***] after the effective date of such termination, to purchase any or all existing inventory of Licensed Compounds and Products in the possession and control of Bayer or any of its Affiliates at a purchase price equal to the [***] (as determined in accordance with IFRS, consistently applied throughout Bayer) of such Licensed Compounds and Products. In addition, if Bayer or any of its Affiliates is, at the time of termination, manufacturing any Licensed Compound or Product, Bayer shall (or shall cause its Affiliate(s) to) supply such Licensed Compound or Product to Ardea at a cost of [***] (as determined in accordance with IFRS, consistently applied throughout Bayer or its Affiliate, as applicable) for such Licensed Compound or Product for a reasonable time after termination (not to exceed [***]) to allow Ardea to obtain an alternative source of supply. If a Third Party is, at the time of termination, manufacturing any Licensed Compound or Product, Bayer shall notify such Third Party supplier of the transfer of Licensed Compound and Product rights to Ardea pursuant to this Agreement and acknowledges that such Third Party may, but is under no obligation to, continue to supply Licensed Compounds and Product to Ardea.
          (c) In the event of termination of this Agreement by Bayer pursuant to Section 10.2, Bayer shall retain all of its rights and licenses under Section 3, subject to Bayer’s obligations under Sections 5.3 and 5.4 with respect to sales-based milestones and royalties, [***] provided, however, that in no event shall [***]; and provided further that, if Bayer seeks damages for breach of this Agreement by Ardea, then any damages actually recovered by Bayer from Ardea as a result of Ardea’s breach of this Agreement will be [***].
          (d) Upon expiration (but not earlier termination) of this Agreement, all licenses granted to Bayer hereunder that were in effect immediately prior to such expiration shall survive on a fully-paid, royalty-free, irrevocable, perpetual basis.
          (e) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the parties under the following provisions shall survive expiration or termination of this Agreement:
Section 1 — Definitions
Section 6.3 — Income Tax Withholding
Section 6.4 — Audits
Section 6.5 — Late Payments
Section 8.3 — Disclaimer
Section 8.4 — Limitation of Liability
Section 9.1 — Confidentiality
Section 9.2 — Exceptions
Section 9.3 — Authorized Disclosure
Section 9.4 — Public Communications
Section 10.5 — Effect of Termination; Surviving Obligations
Section 10.6 — Exercise of Right to Terminate
Section 10.7 — Damages; Relief
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Section 10.8 — Bankruptcy Code
Article 11 — Indemnification
Article 12 — Dispute Resolution
Article 13 — General Provisions
          (f) Within [***] following the expiration or termination of this Agreement, each party shall deliver to the other party any and all Confidential Information of the other party in its possession.
     10.6 Exercise of Right to Terminate. The use by either party of a termination right provided for under this Agreement shall not, by itself, give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto (without limiting any rights or remedies available with respect to any other provisions of this Agreement).
     10.7 Damages; Relief. Subject to Section 10.5 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon (or prior to, after or in connection with) such termination.
     10.8 Bankruptcy Code. All licenses granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and a licensee under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.
11. Indemnification
     11.1 Indemnification by Bayer. Bayer hereby agrees to save, defend, indemnify and hold harmless Ardea, its Affiliates and their respective officers, directors, employees, consultants and agents (collectively, the “Ardea Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Ardea Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the gross negligence or willful misconduct of any Bayer Indemnitee (defined below), (b) the breach by Bayer of any warranty, representation, covenant or agreement made by Bayer in this Agreement, or (c) the development, manufacture, use, handling, storage, sale or other disposition of any Licensed Compound or Product by or on behalf of Bayer, its Affiliates or sublicensees (in each case, a “Covered Activity”); in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Ardea Indemnitee or the breach by Ardea of any warranty, representation, covenant or agreement made by Ardea in this Agreement. Further, if pursuant to the Valeant Agreement, Ardea is required to defend, indemnify and hold harmless Valeant, its Affiliates and their respective officers, directors or employees (each a “Valeant Party” and collectively, the “Valeant Parties”) from Losses resulting from a Third Party claim, demand, action or proceeding arising out of a Covered Activity, then the Valeant Parties shall be deemed “Ardea Indemnitees” for purposes of this Section 11.1.
     11.2 Indemnification by Ardea. Ardea hereby agrees to save, defend, indemnify and hold harmless Bayer, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Bayer Indemnitees”) from and against any and all Losses to which any Bayer
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Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the gross negligence or willful misconduct of any Ardea Indemnitee, or (b) the breach by Ardea of any warranty, representation, covenant or agreement made by Ardea in this Agreement; in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Bayer Indemnitee or the breach by Bayer of any warranty, representation, covenant or agreement made by Bayer in this Agreement.
     11.3 Control of Defense. In the event a party seeks indemnification under Section 11.1 or 11.2, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.
12. Dispute Resolution
     12.1 Dispute Resolution. Any dispute arising under or relating to the parties’ rights and obligations under this Agreement will be referred to the Chief Executive Officer of Ardea and the Head of the Specialty Medicine Business Unit of Bayer for resolution. In the event the Chief Executive Officer of Ardea and the Head of the Specialty Medicine Business Unit of Bayer are unable to resolve such dispute within [***] of such dispute being referred to such individuals, each party shall be free to pursue all legal remedies available to it.
     12.2 Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of an emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions pursuant to Section 12.1.
13. General Provisions
     13.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding its conflicts of laws principles.
     13.2 Entire Agreement; Modification. This Agreement (including the Exhibits hereto) is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified, amended or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.
     13.3 Relationship between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.
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     13.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.
     13.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:
          (a) to a Third Party in connection with the transfer or sale of all or substantially all of the business of such party to such Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of such a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights (including, without limitation, Patents and Information) of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or
          (b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.
The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.
     13.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it, except as expressly provided in Section 11.1 with respect to the indemnification by Bayer of Valeant and its Affiliates, officers, directors and employees.
     13.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, then such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.
     13.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by express delivery by an internationally recognized courier, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other party. Notice shall be deemed sufficiently given for all purposes upon the date of actual receipt.
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If to Bayer, notices must be addressed to:

Bayer HealthCare Pharmaceuticals Inc.
Attention: Head, Specialty Medicine Business Unit

If by US Mail:	If by Other Courier:
PO Box 1000	340 Changebridge
RoadMontville, New Jersey 07045	Pine Brook, NJ 07058
USA	USA

With a copy to:

Bayer Schering Pharma AG
Attention: Head of Law& Patents
Muellerstrasse 178
D-13353 Berlin
Germany

and

Bayer HealthCare Pharmaceuticals Inc.
Attention: Law &Patents

If by US Mail:	If by Other Courier:
PO Box 1000	340 Changebridge Road
Montville, New Jersey 07045	Pine Brook, NJ 07058
USA	USA

If to Ardea, notices must be addressed to:

Ardea Biosciences, Inc.
4939 Directors Place
San Diego, CA 92121
Attention: Chief Business Officer
Telephone: (858) 652-6500
     13.9 Force Majeure. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control, including, but not limited to, acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within [***] after its occurrence. All delivery
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dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.
     13.10 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter. Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement (including, without limitation, any arbitration proceeding) shall be in the English language.
     13.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email of a scanned copy will be effective as delivery of an original executed counterpart of this Agreement.
[Remainder of this page intentionally left blank.]
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     In Witness Whereof, the parties hereto have duly executed this Development and Commercialization License Agreement as of the Signing Date.

Ardea Biosciences, Inc.		Bayer Schering Pharma AG

By: Name:	/s/ Barry D. Quart, Pharm.D. Barry D. Quart, Pharm.D.	By: Name:	/s/ Michael Yeomans Michael Yeomans
Title:	President and Chief Executive Officer	Title:	Head, Global Business Development and Licensing

		By: Name:	/s/ Andreas Busch Andreas Busch
		Title:	Head, Global Drug Discovery
Exhibit List:

Exhibit A	Ardea Patents
Exhibit B	Ongoing Trials
Exhibit C	Development Plan and Budget for Ongoing Trials
Exhibit D	Press Release
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Exhibit A
Ardea Patents
[***]
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Exhibit B
Ongoing Trials
RDEA119-101
[***]

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Exhibit C
Development Plan and Budget for Ongoing Trials
RDEA119-101
[***]
RDEA119-103
[***]
RDEA119 Phase 1 Study Estimated Completion Costs
May-December 2009
RDEA119-101 Single Agent Study

COSTS (USD)
VENDORS (IN HOUSE CRA, MONITOR, DATA MGMT, PHARMACOVIGILANCE, STATS, MEDICAL WRITING, CTC BIOMARKERS)	[***]

INVESTIGATOR GRANT PAYMENTS	[***]

TOTAL (ESTIMATE)	[***]
Assumptions:

•	[***]
RDEA119-103 Sorafenib Combination Study

COSTS (USD)
VENDOR (IN HOUSE CRA, MONITOR, DATA MGMT, PHARMACOVIGILANCE, STATS, MEDICAL WRITING)	[***]

INVESTIGATOR GRANT PAYMENTS	[***]

SORAFENIB	[***]

TOTAL (ESTIMATE)	[***]

*	To be provided [***].
Assumptions:
[***]
Total Costs for Completing Ongoing Phase 1 Trials (excluding RDEA119 drug cost)

RDEA119-101 (ESTIMATE)	[***]

RDEA119-103 (ESTIMATE)	[***]

TOTAL (ESTIMATE)	[***]

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Estimated Cost for RDEA119 to Complete Ongoing Phase 1 Trials
[***]
Bayer shall reimburse Ardea for the costs incurred above within [***] of receipt of an invoice from Ardea.
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Exhibit D
Press Release

Bayer HealthCare

Bayer HealthCare AG
Corporate Communications
51388 Leverkusen
News Release	Final April 28, 2009	Germany
Phone +49 214 30 1
www.news.bayer.com
Bayer and Ardea Biosciences Enter Global Agreement Focused on the Development of MEK Inhibitors for the Treatment of Cancer
Berlin, April 28, 2009 — Bayer HealthCare AG, Germany has entered into a global agreement with Ardea Biosciences, inc., San Diego California, USA (Nasdaq: RDEA) focused on the development of small molecule mitogen-activated ERK kinase (MEK) inhibitors for the treatment of solid tumors. These kinases are believed to play an important role in cancer cell proliferation, apoptosis and metastasis, as well as inflammation.
The lead compound in this program, RDEA119, is currently being evaluated in advanced cancer patients of different tumor types as a single agent in a Phase I study as well as in combination with sorafenib (Nexavar®, Onyx Pharmaceuticals, Bayer HealthCare) in a Phase I/II study.
“We are very excited about the potential use of MEK inhibitors to treat a broad range of cancer indications,” stated Kemal Malik, Head of Global Development and member of the Bayer HealthCare Executive Committee. “We are looking forward to working with Ardea’s team on the development of novel cancer treatments for patients.”
“RDEA119 has demonstrated compelling synergistic activity in vitro in combination with sorafenib, as well as other approved anti-cancer agents, and we look forward to working with Bayer as a globally successful company in the field of targeted anti-cancer therapies to evaluate multiple drug combinations in several cancer indications,” commented Bany D. Quart, Ardea’s president and chief executive officer.
Ardea will be responsible for the completion of the Phase I and Phase I/II studies currently being conducted for RDEA119. Thereafter, Bayer will be responsible for the further development and commercialization of RDEA119 and any of Ardea’s other MEK

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inhibitors. The agreement announced today is subject to all necessary authorizations, consents or clearances of governmental authorities.
Under the terms of the agreement, Ardea will grant Bayer a worldwide, exclusive license to develop and commercialize Ardea’s MEK inhibitors for all indications. Potential payments to Ardea under the agreement could total up to $407 million, not including royalties. This amount includes an upfront cash payment to Ardea of $35 million, as well as additional cash payments upon achievement of certain development, regulatory and sales-based milestones. In addition, Ardea is also eligible to receive low double-digit royalties on sales of products under the agreement.
About MEK Inhibitors, and RDEA119
RDEA119, a small molecule, non-ATP competitive, highly-selective MEK inhibitor for the treatment of cancer and inflammatory diseases is Ardea’s lead compound from its MEK inhibitor research and development program. MEK is believed to play an important role in cancer cell proliferation, apoptosls and metastasis, as well as inflammation. Preclinical and clinical results suggest that RDEA119 has favorable properties, including oral dosing, excellent selectivity and limited retention in the brain, which, in turn, may result in a reduced risk of central nervous system (CNS) side effects.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., San Diego, California, is a biotechnology company focused on the discovery and development of small-molecule therapeutics for the treatment of gout, human immunodeficiency virus (HIV), cancer and inflammatory diseases. Ardea has five product candidates in clinical development for four indications and others in preclinical development and discovery.
About Bayer HealthCare
The Bayer Group is a global enterprise with core competencies in the fields of health care, nutrition and high-tech materials. Bayer HealthCare, a subsidiary of Bayer AG, is one of the world’s leading, innovative companies in the healthcare and medical products industry and is based in Leverkusen, Germany. The company combines the global activities of the Animal Health, Bayer Schering Pharma, Consumer Care and Medical Care divisions. Bayer HealthCare’s aim is to discover and manufacture products that will

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improve human and animal health worldwide. Find more information at www.bayerhealthcare.com.
Bayer Schering Pharma is a worldwide leading specialty pharmaceutical company. Its research and business activities are focused on the following areas: Diagnostic Imaging, General Medicine, Specialty Medicine and Women’s Healthcare. With innovative products, Bayer Schering Pharma aims for leading positions in specialized markets worldwide. Using new ideas, Bayer Schering Pharma aims to make a contribution to medical progress and strives to improve the quality of life. Find more information at www.bayerscheringpharma.de.

Contact:
Dr. Kerstin Crusius, Phone: +49 30 468-14726
E-mail: kerstin.crusius@bayerhealthcare.com

Rosemarie Yancosek, Phone: +1 973 305-5213
E-mail: rosemarie.yancosek.b@bayer.com

kc (2009-0199E)
Forward-Looking Statements
This release may contain forward-looking statements based on current assumptions and forecasts made by Bayer Group or subgroup management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

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PRESS RELEASE

Contact:
John Beck
Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com
Ardea Biosciences and Bayer HealthCare Enter into Global Agreement Focused on the Development of
MEK Inhibitors for the Treatment of Cancer
SAN DIEGO, April 28, 2009 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced that it has entered into a global agreement with Bayer HealthCare focused on the development of small molecule mitogen-activated ERK kinase (MEK) inhibitors for the treatment of cancer. The lead compound in this program, RDEA119, is currently being evaluated in advanced cancer patients as a single agent in a Phase 1 study and in a Phase 1/2 study in combination with sorafenib (Nexavar®, Onyx Pharmaceuticals, Bayer HealthCare).
Under the terms of the agreement, Ardea will grant Bayer a worldwide, exclusive license to develop and commercialize Ardea’s MEK inhibitors for all indications. Potential payments to Ardea under the agreement could total up to $407 million, not including royalties. This amount includes an upfront cash payment to Ardea of $35 million, as well as additional cash payments upon achievement of certain development, regulatory and sales-based milestones. Ardea is also eligible to receive low double-digit royalties on sales of products under the agreement.
Ardea will be responsible for the completion of the Phase 1 and Phase 1/2 studies currently being conducted for RDEA119. Thereafter, Bayer will be responsible for the further development and commercialization of RDEA119 and any of Ardea’s other MEK inhibitors. The agreement announced today is subject to all necessary authorizations, consents or clearances of governmental authorities.
“RDEA119 has demonstrated compelling synergistic activity in vitro in combination with sorafenib, as well as other approved anti-cancer agents, and we look forward to working with Bayer as a globally successful company in the field of targeted anti-cancer therapies to evaluate multiple drug combinations in several cancer indications,” commented Barry D. Quart, Ardea’s president and chief executive officer.
“We are very excited about the potential use of MEK inhibitors to treat a broad range of cancer indications,” stated Kemal Malik, Head of Global Development and member of the Bayer HealthCare Executive Committee. “We are looking forward to working with Ardea’s team on the development of novel cancer treatments for patients.”
About RDEA119, RDEA436 and Ardea’s Other MEK Inhibitors
RDEA119, a non-ATP competitive, highly-selective MEK inhibitor for the treatment of cancer and inflammatory diseases, is Ardea’s lead compound from its MEK inhibitor research and development program. MEK is believed to play an important role in cancer cell proliferation, apoptosis and metastasis, as well as inflammation. Preclinical and clinical results suggest that RDEA119 has favorable properties, including oral dosing, excellent selectivity and limited retention in the brain, which, in turn, may result in a reduced risk of central nervous system (CNS) side effects. Ardea has also designed a portfolio of next generation MEK inhibitors from chemical classes that are distinct from the RDEA119 chemical class. The most advanced of these compounds is RDEA436, which has been evaluated in a human micro-dose pharmacokinetic study.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the discovery and development of small-molecule therapeutics for the treatment of gout, human immunodeficiency virus (HIV), cancer and inflammatory diseases. We have five product candidates in clinical development for four indications and others in preclinical development and discovery. Our most advanced product candidate for the treatment of HIV is RDEA806, a non-nucleoside reverse transcriptase inhibitor (NNRTI), which has successfully completed a Phase 2a study. RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, has successfully completed Phase 1 studies. We are evaluating our lead MEK inhibitor, RDEA119, in a Phase 1/2 study in combination with sorafenib (Nexavar®, Onyx Pharmaceuticals, Bayer HealthCare) and as a single agent in a Phase 1 study, both in advanced cancer patients, and have completed a Phase 1 study in normal healthy volunteers as a precursor to studies in patients with inflammatory diseases.
About Bayer HealthCare
The Bayer Group is a global enterprise with core competencies in the fields of health care, nutrition and high-tech materials. Bayer HealthCare, a subsidiary of Bayer AG, is one of the world’s leading, innovative companies in the healthcare and medical products industry and is based in Leverkusen, Germany. The company combines the global activities of the Animal Health, Bayer Schering Pharma, Consumer Care and Medical Care divisions. Bayer HealthCare’s aim is to discover and manufacture products that will improve human and animal health worldwide. Find more information at www.bayerhealthcare.com.
Bayer Schering Pharma is a worldwide leading specialty pharmaceutical company. Its research and business activities are focused on the following areas: Diagnostic Imaging, General Medicine, Specialty Medicine and Women’s Healthcare. With innovative products, Bayer Schering Pharma aims for leading positions in specialized markets worldwide. Using new ideas, Bayer Schering Pharma aims to make a contribution to medical progress and strives to improve the quality of life. Find more information at www.bayerscheringpharma.de.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA806, RDEA594, RDEA427, RDEA119, RDEA436 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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